AMENDMENT NO. 1
TO AMENDED AND RESTATED RIGHTS AGREEMENT
of
STRATUS PROPERTIES INC.

This Amendment No. 1 to the Amended and Restated Rights Agreement by and between Stratus Properties Inc. (the “Company”) and Computershare Inc., successor-in-interest to Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agent”), dated as of April 13, 2012 (the “Rights Agreement”), is dated effective as of May 28, 2015 (the “Amendment”).
WHEREAS, Section 27 of the Rights Agreement grants the Board of Directors of the Company and the Rights Agent the exclusive power and authority to amend the Rights Agreement; and
WHEREAS, the Board of Directors of the Company deems it to be in the best interests of the Company and its stockholders to amend the Rights Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:
1.The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“Final Expiration Date” means the Close of Business on May 29, 2018.
2.Section 3 of the Rights Agreement is hereby amended to add the following new subsection 3(e):

“For avoidance of doubt, references in this Agreement to certificates for Common Stock shall also include shares for Common Stock issued in book-entry form.”
3.The Rights Agreement is hereby amended to add the following new Section 31 thereto:

“Section 31. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
4.Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

5.All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

{PH007190.1}

6.Except as specifically amended by this Amendment, the Rights Agreement shall remain in full force and effect.

7.Any reference to “this Agreement” or “the Rights Agreement” shall be deemed to be a reference to the Rights Agreement as amended hereby.

8.The governing law of this Amendment shall be as set forth in Section 32 of the Rights Agreement.

9.This Amendment may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signatures appear on following page]

007190.1}
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.

STRATUS PROPERTIES INC.

By: /s/ William H. Armstrong III
Name: William H. Armstrong III
Title: Chairman, President and
Chief Executive Officer

COMPUTERSHARE INC.

By: /s/ Robert A. Buckley Jr.
Name: Robert A. Buckley Jr.
Title: Senior Vice President

[Signature Page to Amendment No. 1 to Amended and Restated Rights Agreement]